Exhibit 8.2

THOMPSON & KNIGHT LLP

ATTORNEYS AND COUNSELORS THREE ALLEN CENTER 333 CLAY STREET • SUITE 3300 HOUSTON, TEXAS 77002-4499 (713) 654-8111 FAX (713) 654-1871 www.tklaw.com October 8, 2015	AUSTIN DALLAS FORT WORTH HOUSTON LOS ANGELES NEW YORK ___________ ALGIERS LONDON MEXICO CITY MONTERREY PARIS

Tradition Bancshares, Inc.

5501 Bissonnet

Houston, Texas 77081

Re:	Tax Opinion Regarding Agreement and Plan of Reorganization by and between Prosperity Bancshares, Inc. and Tradition Bancshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Tradition Bancshares, Inc., a Texas corporation (“Tradition”), in connection with (i) the proposed merger (the “Merger”) of Tradition with and into Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), pursuant to the Agreement and Plan of Reorganization dated as of August 5, 2015 (the “Merger Agreement”), entered into by and between Prosperity and Tradition; and (ii) the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-4 in which the proxy statement will be included as a prospectus (the “Registration Statement”), each as amended or supplemented through the date hereof. This opinion is being delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act and pursuant to Section 12.3 of the Merger Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, statements, representations, warranties and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion set forth below. We also have relied, with the consent of Tradition and Prosperity, upon statements and representations made by an authorized officer of each of Tradition and Prosperity, including in their respective letters dated as of the date hereof (collectively, the “Representation Certificates”), and have assumed that the Representation Certificates will be complete and accurate, and will be re-executed by appropriate officers, as of the Effective Time, and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate and complete as if made without such qualification.

Tradition Bancshares, Inc.

October 8, 2015

For purposes of this opinion, we have assumed that: (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time; and (ii) the Merger will qualify as a statutory merger under state law.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). Additionally, our opinion represents our best legal judgment and is not binding on the IRS or the courts. Accordingly, the IRS may assert a position contrary to our opinion, and a court may agree with such position. A change in the applicable authorities, or in the accuracy or completeness of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations or assumptions upon which our opinion is based, could affect our conclusions reached herein.

Based solely upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (ii) Tradition and Prosperity will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In addition, we hereby confirm our opinion set forth under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, subject to the limitations and qualifications stated therein and herein.

Except as set forth above, we express no other opinion. This opinion is expressed as of the effective date of the Registration Statement, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein, and, as of the Effective Time, our opinion may change.

This opinion has been prepared for you in connection with the transaction described herein. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

Thompson & Knight LLP

/s/ Thompson & Knight LLP

RDA/TDK/PSY